Capstone Companies, Inc.
Fourth Quarter and Full Year 2013 Financial Results
Teleconference and Webcast
March 28, 2014

OTCQB: CAPC

Operator:  Greetings and welcome to the Capstone Companies, Inc. Fourth Quarter and Full Year 2013 Financial Results conference call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad.

It is now my pleasure to introduce your host Garett Gough, Investor Relations for Capstone Companies, Inc.  Thank you, Mr. Gough, you may now begin.

Garett Gough:  Thank you and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call today, I have Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  On the call today, Gerry and Stewart will be discussing fourth quarter and full year results and give us an update on their outlook.  This call will conclude with a question and answer session.  If you do not have the release that was distributed after the market close yesterday, it is available on the Company’s website at capstonecompanies.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from what we say today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission which can be found at our website or at sec.gov.

With that, I’ll hand it over to you, Stewart.

Stewart Wallach:  Thank you.  By the way, I just want to caution everybody.  I’ve been fighting the flu and resulting in a bad sore throat and cold, so I hope you’ll be able to understand me on the phone and I’ll try to keep the voice clearing and coughing to a minimum.  Thank you.

Good morning.  We appreciate your joining us for our call today.  I’m going to start by providing an update on the progress of our strategic initiatives before Gerry McClinton goes over the fourth quarter and the full year 2013 results.  For any new participants on the call, we have three primary strategic initiatives.  One is to deepen our market penetration for our existing power failure lighting solution products; two is to expand our product portfolio; and three is to capitalize on our expertise and innovative and rapid product development, contract manufacturing in Asia and product import and logistics knowhow.

Our domestic distribution program implemented late in 2012 was in place and operational for our entire fiscal year and we are seeing the impact on our results in our record-breaking sales in 2013.  The program enabled us to become a replenishment supplier for several of the big box retailers in the US that we were either not doing business with, or were only participating in their respective promotional programs, i.e. seasonal periods like Christmas.  As a daily supplier, we have been able to strengthen and build new relationships with most of the major retailers, in addition to our ongoing promotional direct import programming.  To reiterate, we are no longer only carried as a seasonal promotion display, and we are now included in the on-shelf planograms for many of America’s leading retailers.

In February, we were pleased to announce that we were assigned rights to the power failure technology associated with the research being done at AC Kinetics and our investment and relationship with them.  This technology has the potential to change the nature of products currently offered by competitive companies as we incorporate power failure lighting capabilities in an efficient and unique manner into lighting fixtures of all types that are currently void of this functionality.  Our new capability not only allows the fixture to detect and recover from power failure solutions in basically any lighting configuration, but it also allows the consumer to operate that lighting fixture at the switch just as they would under powered conditions, allowing for use only when needed, which, of course, extends the life of the backup power supply and requires no learning to operate under adverse power outage conditions.  I’d like to point out that this is an industry first.

We have also reached a critical point in the build out and development of Capstone International.  We have fully staffed the office in Hong Kong, which provides a level of flexibility and control that we have never been capable of in the past.  I expect that under the leadership of Larry Sloven, Capstone International will further expand our product offering beyond our core business.  Currently, we are executing on the FIFA 2014 Brazil World Cup watch program, while also spearheading several other product development initiatives.  The fact that we are building revenues independent of US involvement and simultaneously executing our expansive product development plans is a significant step for us.  The results will be more product introductions in a shorter timeframe and incremental top line revenue development independent of the US operation.

When taken together, the successful implementation of these strategic initiatives and investments has, as planned, transformed Capstone into a more scalable organization.  We have most major domestic retailers doing business with us and our product roadmap for 2014 is significantly expanded.  To put this into perspective, we expect to introduce more new product in the next six to nine months than we have collectively in the prior 18 months.  As a result of our efforts, our brand has grown a considerable amount in 2013.  We expect that momentum to continue to drive further progress as we introduce our newest product innovations.

I’ll turn this over to Gerry now for some details on the financials.  Gerry.

Gerry McClinton:  Okay.  Thank you, Stewart, and good morning to everyone.  I’d like to start this report by stating this has been a record year.  The Company’s 2013 financial performance is the culmination of many strategic decisions, some made several years ago.  In previous conference calls, we have quite often referenced investments for future growth and those investments are just beginning to yield results.

Net revenue for the year ended December 31st, 2013 was approximately
$14.6 million, an increase of $6.2 million or 73.8% over 2012.  Fourth quarter 2013 net revenue was approximately $7.4 million compared with $2.5 million in 2012.  This significant revenue increase was the result of many strategic decisions that you certainly wouldn’t have been aware of, so let me explain some of them.

The first strategic decision was to aggressively invest in retail support campaigns to generate increased revenue.  Gross revenue in 2013 was actually $15.9 million.  With the new products being launched, we decided to invest $1.3 million in new product promotions and marketing allowances with retailers specifically designed to promote our new products.  This had the impact of reducing our net revenue to the reported $14.6 million, however, our products are now being actively marketed and consumer product awareness is being developed for future revenue growth.  In previous years, for example, our highest marketing investment was $315,000, and that was in 2011, so now you can see how deep our marketing allowances have been this year.

In late 2012, the Company made a strategic decision to expand distribution to retailers requiring domestic supply.  The product availability enabled retailers to stock our products daily and replenish inventory based on rates of sales in their stores.  In 2013, this program proved very successful and allowed us to expand relationships with retailers by providing another supply option for them.  These customers may also still participate in promotional campaigns on a direct import basis.

We also successfully launched new product categories in the year, which drove promotional activity.  New products contributed approximately $5 million in revenue during the year.  As an example, in 2012, power failure lights, our Eco-i-Lite line, accounted for 87.7% of gross revenue; whereas in 2013, this category represented approximately 25%.  Product diversification significantly increased our revenue and our product development efforts will continue to expand in that area.

In 2013, we decided to market non-core products as a means to generate faster revenue growth with less time and financial resources being consumed than is typical in the product development process.  We can effectively operate this business through our Hong Kong office with less involvement from our US operation.  Margins are a bit tighter in this model, but turnover is much faster.  We are currently supplying the official FIFA World Cup souvenir watches for Brazil 2014.  In 2013, we shipped approximately $425,000 of that license product.

Gross profit for the fourth quarter of $1.7 million was up 261% over the prior year period.  More importantly, fourth quarter gross profit as a percentage of sales was 23% compared with $18.4 in the prior-year period.  The full year gross profit doubled to approximately $3.6 million compared to $1.8 million for 2012.  It is important to note that gross profit as a percentage of sales was 24.7% for 2013 compared to 21.4% for 2012.  The significant increase to gross profit and margins was the result of increased sales volume combined with material cost reductions, which were the result of efficient product designing and strategic procurement practices.

For the fourth quarter, operating expenses were approximately $900,000 compared with 600,000 in the prior-year fourth quarter.  As a percent of sales, operating expenses were 11.9% in 2013’s fourth quarter, which is down significantly from the 24.1% in 2012’s fourth quarter, which was mainly the result of increased sales volume.  Operating expenses for the full year were $2.5 million or 17.1% of sales in 2013 compared to 2.1 or 24.1% of sales in 2012.  One thing that I want to zero in on regarding the operating expenses in 2013 is the result of the higher sales volume, but I would also like to highlight some of the strategic investments for growth.

In 2013, we invested $186,000 to set up and establish our Hong Kong office.  We also incurred an additional $142,000 for quality control and product testing in Hong Kong.  Now, with these investments, we have an extremely experienced team in place, a new office location and established relationships with new factories, product designers, outside testing labs, banks, and Hong Kong auditors.  We invested approximately $273,000 for rebranding, revamping the Company’s website and product development, and another $244,000 of selling and promotional expenses to develop and promote the FIFA 2014 World Cup watch program, and this will continue to ship through April/May 2014.  In total, these investments add up to $845,000, which represents the most significant investments we have made in any calendar year period.  When combined with the $1.25 million invested in marketing allowances, the Company has made $2 million plus of strategic investments in 2013 and we have still made a nice profit.

Interest expense was approximately $124,000 in the fourth quarter and $389,000 in the full year, up from $92,000 and $274,000 in the corresponding periods of 2012.  Now during the year, we increased our credit line with Sterling National Bank from $4 million to $6 million to accommodate funding requirements related to our higher sales volume, which resulted in the increased interest expense in 2013.  Our funding requirements will be reviewed annually with our bank, and they have been extremely supportive in funding our revenue growth.

Net income for the fourth quarter was $683,000 compared to a net loss of $236,000 in the fourth quarter 2012.  The Company had a record net income of approximately $727,000 for the full year of 2013 compared to a net loss of $607,000 in 2012.  With the continued strategic investments and the new product categories and technology that we are developing, we feel very confident that 2014 will yield strong results.

Let’s talk a little bit about our cash.  Net cash used in operating activities during 2013 was approximately $2.9 million, which is up from cash used in 2012 of $1.4 million, primarily due to the increased working requirements related to the timing of receivables and payments following our heavy fourth quarter shipments.  Capital expenditures during 2013 totaled $12,000 and we also invested $500,000 for a minority stake in AC Kinetics.

This concludes my remarks.  I will now turn the call back to you, Stewart.

Stewart Wallach:  Thank you, Gerry.  In summary, 2013 was an important transition year for Capstone, as illustrated by our record-breaking results.  During 2014, we will continue to roll out new and innovative safety and security lighting solutions while also expanding our reach into hardwired indoor/outdoor and convenience lighting categories.  Toward that end, we have recently added to our executive sales team, adding Marcia Thompson as the National Accounts Manager.  Marcia has an impressive career serving our channels for approximately 15 years and extensive domain knowledge in the lighting areas, having served in the same capacity for HeathCo, a nationally recognized leader in lighting products.

Now that we have Capstone International in Hong Kong fully up and running, we will be able to operate with more flexibility to serve our customers’ ever-changing needs and exploit our product offerings further into additional non-core product opportunities whenever possible.  The FIFA World Cup souvenir watch illustrates that we can execute programs outside our core business model without compromising our performance, and we anticipate converting that success story into other new opportunities in the future.

Before moving on to a Q&A session, I’d like to take a moment to thank our long-time shareholders, as well as share some perspective with our newer shareholders that have invested in our company more recently.  The management of this company has consistently maintained its resolve to building a strong, well-respected and valuable company.  Although the temptation to participate in stock promotion programs and to publish appealing but not necessarily material PR always exists, we have held to our plans and have continued on our path to deliver a strong, well-respected valuable company.  The results and investments of 2013 have furthered the strengthening of our company in several areas.

The expanded distribution within the most noted retail operations in the world clearly depicts the respect level the Company currently enjoys.  We believe our breakthrough performance will equate to increased shareholder value, though it is hard to believe how companies that can hardly be considered real with little to no revenue often trade at unrealistic multiples in the penny arena.  We’re simply not in that business.  We are not in that league.  We are not going to waiver from our mission.  We have systematically grown our market presence, leveraging the knowledge and skills, as well as assist with the financing needed to grow, with minimizing distractions typically associated with efforts of raising money.  We are going to continue to perform as planned and continue to establish ourselves as a real consumer products company that is highly scalable.

I recently received an inquiry regarding why insiders are not taking some profits as the stock has consistently climbed the past several months.  I gave it some thought and I replied to the inquiry as follows:  “As proud of the success we are having, the Company is just starting to mirror the image the management and Board has planned and strived for.  Insiders have never been about a fast return.  We are building an amazing company in some of the most difficult economic times and I don’t believe the Company has even scratched the surface of its potential value.”  Of course, that’s my personal opinion.

I urge our current and potential shareholders to do their due diligence and to study our achievements closely.  It is not practical to evaluate our company on a quarter-to-quarter basis.  Promotional schedules, planogram review dates, shipping logistics, product launch campaigns, and so on dramatically affect our numbers from quarter to quarter.  From management’s perspective, the Company’s trailing 12 month performance is a good indicator that best reveals a picture of our stability and our consistent performance.  It is the measure we use internally and I trust you will conclude as we do that this company is meeting or exceeding expectations and, most importantly, is conducting its business in a well-planned and executed manner.

I’d like to thank you all once again for your continued support, and I think at this point, Aimee, I think we should open this up for some questions.

Aimee Gaudet:  Okay.  We have received a lot of questions via email which I would recommend we respond to while allowing the question and answer queue to populate.

Stewart Wallach:  Okay.

Aimee Gaudet:  Okay, the first questions are, “As a long-time shareholder of eight years, I’m certainly pleased at the recent progress.  Given the Company’s preference to minimize fluff press releases and keep costs manageable, what is the current vision for promotion beyond conference calls and social media?”

Stewart Wallach:  Let me go ahead and field this answer.

Gerry McClinton:  Yes, okay.

Stewart Wallach:  As Gerry indicated earlier in the webcast, we invested a considerable amount of money this past year in retail support, including rebates, marketing promotions and advertising.  The results of this investment are very favorable as they were a significant driver of our revenues.  We will evaluate our future pricing models to accommodate these investments whenever possible.  We invested approximately a million dollars in these programs, which represents approximately 4-5% of our gross revenues.  I think this is the best place for us to continue to invest as investing in our retail partners and yielding the results are obvious.

We would not have enough available funds to impact our business this significantly were we to go outside the retail community and try to establish market position and consumer brand awareness in the open market with typical conventional advertising, so I think this is where we’ll continue to invest.

Aimee Gaudet:  Okay, this question came from one of our shareholders.  It is a two-part question.  First part will be, “Will the Company provide some background and context on the decision in 2013 to grant sole voting power to select shareholders who constitute 51.1% of outstanding shares?”

Stewart Wallach:  I’m not sure I understand the question.  Maybe it’s not stated clearly or, maybe I just don’t understand the inquiry, but in the past, it’s the same with any company.  If insiders have a majority interest, their voting power reflects that ownership.  The fact is that for several years, insiders had a majority vote and that only changed over the course of the past two years.  With the substantial investments that the Postal’s have made, voting control has returned to the Management and insiders.  I can assure you that there are benefits in that.  This circumvents the need to invest money to attain shareholder consensus on the few voting matters that we have annually.  We’re probably saving upwards of $20,000 to $30,000 a year as a result of this majority vote being held internally.

Do you have any more written emails?

Aimee Gaudet:  I do.  I have a couple more.

Stewart Wallach:  Why don’t get a couple more of those, and then we’ll...

Aimee Gaudet:  Turn it over to...

Stewart Wallach:  Yes.

Aimee Gaudet:  The Operator.  Okay.  The second part to the shareholder’s question is, “Can the Company provide some guidance on language in a recent SEC filing that discussed Mr. and Mrs. Postal’s ability to bring their own business opportunities to Capstone and their strong desire to see the Company enact a reverse split to reduce the amount of available common stock?”

Stewart Wallach:  Let me address that.  The acquisition of stock made by the Postal’s is independent of the Company, as is the relative filing.  So far as bringing business opportunities to Capstone and adjustments to the capital structure, at this time, there is nothing relative to these two points that has been decided upon.  I am hopeful that Jeff Postal, like any director, would bring every potential opportunity to our attention; however, rest assured that Management and the Board will always evaluate these opportunities for their relative values to the Company and its strategic initiatives.

You were saying that there’s...

Aimee Gaudet:  Did you want to do a few more or should we turn it over to the Operator?

Stewart Wallach:  Well, why don’t you go ahead and turn it over.

Aimee Gaudet:  Okay.  We’ll turn it over to the Operator.

Operator:  Thank you.  If you do have a question over the phone lines, please press star, one, at this time.  A confirmation tone will indicate your line is in question queue.  You may press star, two, if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment, please, while we poll for questions.

Stewart Wallach:  Okay.  Should we continue on this line here until we get some—okay, go ahead.

Aimee Gaudet:  Okay, this question is in regards to inventory.  “Will inventory be ramped up to meet growth expectations?  The inventory seems level the past few years at around $550,000.”

Stewart Wallach:  Gerry?

Gerry McClinton:  Yes.  At year end, inventory, because of strong holiday sales, actually was down to $298,000.  During the year, to support hurricane or holiday season, that number increases significantly but the success of investing in inventory is to keep a product at financial balance so that capital is not tied up in non-moving product but in items that will turn quickly.  Keep in mind that not all of our products will be inventoried.  It is only those items that are part of the retailers’ basic planograms, initially in minimum replenishment levels or to a retailer’s planned sales forecast.  We will ramp up inventory levels as demand requires it.

Aimee Gaudet:  And it looks like we’re still...

Stewart Wallach:  Okay.

Aimee Gaudet:  Another question that came in via email, “Does the Company have a comment on the practice of flipping CAPC stock, and does it feel that this may be inhibiting sustained upward growth of the share price?”

Stewart Wallach:  Well, I hope I made our position clear on the closing statements that I made.  We’re always going to be subject, unfortunately, to daytrader activities, but we feel for the most part that our shareholders have demonstrated their interest in maintaining a longer position.  So, yes, we’re aware of it and it’s unfortunate, but I think it’s the nature of the beast.

Aimee Gaudet:  Okay, looks like this one might be for you, Stewart.  “The future of house lighting, appliances, et cetera, will or is moving towards wireless power transmission without cords.  This technology is moving forward rapidly.  Hot spot power transmission sites are where appliances and lights could be placed and used and recharged.  Appliances and lights will not need cords.  Is this something the Company is interested in or working on?”

Stewart Wallach:  All right.  Well, by our obvious commitment to innovation and our investment into AC Kinetics, we’re determined to remain at the front of any and all technologies and developments in these areas.  We always have to keep in mind that adopting technology too early in serving mainstream America could be problematic.  A perfect example of this would be LED lighting.  LED has been around for a very, very long time but until it started to get affordable, it was not conducive to being incorporated into mainstream products similar to those that we provide.  However, with the brain trust that’s available to us at the AC Kinetics group, I feel that we are better positioned, if not best positioned, to exploit and explore these advanced technologies should we have interest in proceeding in any of those areas.

Aimee Gaudet:  Okay.

Stewart Wallach:  Are there any questions coming up, or...

Aimee Gaudet:  I do see one question that came up.

Stewart Wallach:  Okay.

Operator:  Our first question on the phone line is coming from Michael Sturgeon, a private investor.

Stewart Wallach:  Okay.

Michael Sturgeon:  Hi, first a comment.  Great quarter, great year, thank you so much.

Stewart Wallach:  You’re welcome.  Thank you for acknowledging it.

Michael Sturgeon:  My question is, could you clarify a discrepancy from an 8-K that was filed last November as to the election of directors?  My question is regards to the relationship with AC Kinetics.  According to the filing, Stuart Landow and Neil Singer are outside directors but that did not reflect in today’s 10-K.  I was wondering if you could comment on that.

Stewart Wallach:  Yes.  Let’s see if I can shed some light on that.  They were nominated and approved.  They have not been appointed to the Board as the Board exists today and there is some logic behind that.  Number one, it’s not a pressing matter - we have an existing business relationship with them, we are exploring the potential of shared revenues from licensing.  We share technologies, so we want to take the best direction to avoid any conflicts between the two companies.  Right now, we have not appointed them, but those decisions will be made in the very near future.  In fact, let me just expand upon this relative to the Board.  I think it’s probably the right time to do that.

The Board overall is being evaluated.  We as a company are far more mature than we were three years ago, and in accordance with that, our needs are going to change.  I’m proud to say that there are a number of very capable, skilled and recognized executives in this country that have expressed interest in participating on our Board, and along those lines, we’re going to review our needs first and see where any shift in our directors or involving future directors would best benefit us.  Again, I think in the early days, it’s typical to have large shareholders sitting on the Board and people particularly that have invested in the Company, but at this point, we have to be more strategic and we have to be more objective about our Board appointments.  I hope that answered the question.

Michael Sturgeon:  Yes, thank you.

Stewart Wallach:  Okay.

Aimee Gaudet:  Okay, it looks like that might be the only question in the queue, so we can move back to some of our email questions.  This...

Stewart Wallach:  How are we—excuse me.  Garett, how are we doing on...

Garett Gough:  We’ve got about 25 minutes, Stewart.

Stewart Wallach:  Okay, thanks.

Aimee Gaudet:  Okay.  This one comes from someone inquiring about LED desk lamps.  “Will you consider trying LED desk lamps again?  You had developed a full line of them but only got a minor, short-lived order on the bottom-of-the-line battery-operated ones.  Can you find a niche in LED table lights?  It seems like a huge market to me.  Every house, apartment has two, three or four, even more of them.  LED lighting is also one of the trends of the future.”

Stewart Wallach:  Okay, let me—it’s a good question and it’s going to allow me to expand upon something that’s basically a characteristic of our business.  It’s our goal to develop and supply products in all areas that fall within our product parameters.  We did have a very novel approach to a desk lamp, and I’m sure this is what you’re referring to, with the Light Ringer introduction.  Unfortunately, the acceptance of that product was not nearly as strong as we had hoped for.

When we evaluated the category of table top lighting to better understand the resistance to the program, we learned that the lamp business per se, LED or otherwise, was a highly commoditized business.  This, of course, translates to low margins and that is in direct conflict to one of our primary product parameters, which is to develop products with increased gross margins, not smaller gross margins.  I think that you’ll find in the months ahead with our aggressive product roadmap for 2014 that we’re going to achieve those goals and enter into markets that are substantially larger than even that which the table lamp business represents.

Aimee Gaudet:  Okay.  Here is a question that addresses product launches.  “While you are making a lot of product launches and growing nicely, it is surprising the Company is not growing faster.”

Stewart Wallach:  Well, you can never please everybody, right?  All right, this is a good question but let me share some things that we are faced with.  The review process, starting from the time we’d be invited to talk to a retailer about a program, can take anywhere from six months to nine months.  And it could possibly take another six months until the product would actually find its way to the shelves.  This is not in our control, but it is also the reason we ramped up our product development activities.  By doing so, with more new products made available, there will always be new products under review, in queue if you will, at retail, and this should result in growing the Company faster.

We are pleased to point out something that would never be reflected in our financials - we have been in more buying meetings in the last six months, invited into more review sessions in the last six months than we have in the prior probably year and a half.  So this is all part and parcel of us being recognized as a sizeable and formidable competitor.  We’re being recognized for innovation, and we are participating in more departments as well.  So with the advent of the new technology and moving into, for instance, hardwired product, which we’ve never been involved in, we may, in fact, be calling on four to five departments within the home improvement chain, three to four departments within the mass markets; whereas today, we may be calling on one, possibly two.  So that should increase our odds considerably, it should increase product acceptance ratios and it should result in faster growth.

Aimee Gaudet:  Okay, it looks like there are a few questions for you, Gerry.  “Account receivables appear to be growing each year.  Are the three major customers at about 80% of revenue contributing to the AR retention?”

Gerry McClinton:  Good question.  Accounts receivable at the end of the year was $6.9 million compared with $2.7 million at December 31, 2012. and that increase is the result of the large fourth quarter shipments.  Accounts receivable is indeed growing and I’m glad to say it’s because of higher sales volumes and not as a result of non-collection of accounts receivable, which is a bigger problem.  What really dictates accounts receivable balances is the sales volumes and also the payment terms allowed to those customers.  In the retail industry, payment terms are very much standard.  Whether a company did 80% of your business or 5% of your business, the payment terms really don’t vary that much, maybe a couple of days here or there, so the customer sales concentration is not at all a factor in the rising AR balances.

Aimee Gaudet:  Okay, and another question for you, Gerry, is, “The long-term note has turned into a short-term current and almost double liability.  Will a new long-term arrangement be made, or does the Company look to satisfy the full $4 million in 2014?”

Gerry McClinton:  You know, and that’s a really good question and let me address it in two different ways.

Gerry McClinton: The outstanding loan balances at year end are basically categorized in two categories.  There’s the Sterling National Bank, which is $4.2 million, and then there’s related-party loans of $3.2 million.  Now, the Sterling loan balance gets paid off automatically.  As the $6.9 million of AR is collected, that loan payment gets paid off, so that’s an automatic payoff and really doesn’t affect our working capital at all.

Now, the related-party loans were never intended to be long-term debts, nor should they have been outstanding for so long.  Of the $3.2 million related-party loans, I would note that $624 of that relates to PO financing, which has already been paid off.  That was paid off in January or February.  At the end of the last year, we paid off some smaller notes to both Mr. Wallach and Jeff Postal, but in order to reduce the interest burden on these loans, it is our intent to pay off these loans as cash flow allows.  This may take a while but it must be done.

But let me reassure our investors, I’ve spoken to both Stewart and Jeff Postal and they have stated that we will not assume any new debts to pay off their loans, and I think that’s very important that you understand that.

Aimee Gaudet:  Okay, this is actually a quote from a recent PR.  “Capstone expects to debut the initial products incorporating this groundbreaking power failure lighting technology ahead of the 2014 Hardware show in Las Vegas on May 6th.  Could you give the audience an update if this is still a go?  Maybe you could explain this relatively new partnership with AC Kinetics.  Can we entice you into giving a little insight into the initial products?”

Stewart Wallach:  All right.  Yes, it’s still our plan.  However, you’ll note in yesterday’s press release that “expecting to debut” was replaced with “pressing to debut”.  There are still a number of loose ends that need to be pulled together to make this happen.  We are optimistic we will meet our deadlines; however, we’re dealing with new people, new factories, and a highly technical product development process with AC Kinetics.  I am, in fact, leaving for our Hong Kong office this coming week in an effort to assist in bringing some of these numerous projects to fruition as quickly as possible.  There’s simply a very large workload that’s been placed on Capstone International and Larry’s team, and decisions need to be made by the hour.  With the time difference, it’s simply not practical to do this from a distance, and so I will be heading overseas, this coming week.  But yes, it’s still our plan.

Aimee Gaudet:  Okay, it looks like this next question was actually addressed, so I’m going to pass.  It had to do with the Board.

Stewart Wallach:  Okay.

Aimee Gaudet:  This next question is in regards to the FIFA World Cup.  “As the FIFA World Cup event is only a few months away, I’d like to get an update on the revenue being generated, if possible, and what is your expectation for the next few months based on what has been achieved to date?”

Stewart Wallach:  All right, keep in mind, our participation in the FIFA program, by design, was in the manufacturing and supply side to the official licensee.  We were not involved in the sales or marketing aspect of the program.  From that perspective, we’ve been able to enjoy participating in this program, without compromising our US operation or any of our sales personnel.  We want to keep them and their time focused to our core products.

Gerry, do you recall the Q4 shipped?

Gerry McClinton:  Yes, generally speaking, we shipped $425,000 in 2013, and we’ll be shipping approximately a quarter of a million in quarter one and April and May is still pending, and the tournament itself starts in June, so...

Stewart Wallach:  Okay.

Aimee Gaudet:  And actually, it looks like this might be our last question.  “I was recently at one of the warehouse clubs and I saw that one of your products was significantly reduced in price.  Can you explain why this happens?”

Stewart Wallach:  That’s a great question and I’m happy that—I’m glad that was brought to the attention of the shareholders.  This in no way reflects that there’s a problem per se.  Retailers, particularly warehouse clubs, have dedicated space for dedicated timeframes, particularly as it relates to promotional goods.  Buyers will make purchases on an educated, best guess basis but in most cases, simply order chain-wide, even though some of the locations are significantly lower performing outlets.  In these cases, it is at the discretion of the management to mark down these inventories and vacate the space.  Point in fact, this has happened with us on our eco line over the course of the past four to five years and yet, the product still remains to be a very strong seller in the club environment.

Aimee Gaudet:  I think that’s it.

Stewart Wallach:  Okay.  That’s it?  No more questions?

Aimee Gaudet:  No.

Stewart Wallach:  All right.  Garett?

Garett Gough:  I’d just like to thank everybody for joining us.  Our contact information, for any additional questions, is available at the bottom of the press release.  Stewart, do you have any final words you’d like to leave everybody with?

Stewart Wallach:  I just want to thank everybody.  We’re very encouraged, excited about the year.  It’s been a difficult road at times but we’ve stayed true to our course and I think the results speak for themselves, and I’m hoping that we’ll be able to share news of this level on a regular basis.  We will probably get back to the shareholders shortly after we have a good indication of what Q1 looks like.  For those that understand financial statements, if you take a look at our AR balances, I think it’s a pretty good indication as to what we’re looking like.

Gerry McClinton:  And the trailing 12.

Stewart Wallach:  And the trailing 12 for what we’re looking like in Q1.  We’re off to a very good start, so hopefully, we’ll share some of that news with you in the weeks ahead.  Once again, thank you very much and that’ll be it.

Gerry McClinton:  Thank you.

Aimee Gaudet:  Thank you.

Garett Gough:  Thank you.

Operator:  Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.